                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*
                                             ---

                           INTEGRATED SYSTEMS, INC.
                      ------------------------------------
                                (Name of Issuer)

                          Common Stock (No Par Value)
                      ------------------------------------
                         (Title of Class of Securities)

                                   45812M104
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)
                               Page 1 of 6 Pages
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SEC 1745 (10-88)


-----------------------                                  ---------------------
  CUSIP NO. 45812M104               13G                    PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"). 52-1811121
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

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                          SOLE VOTING POWER
                     5
     NUMBER OF            BIATC          727,875 shares
                          BAI          1,647,226 shares
                                       ---------
                                       2,375,201 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          BIATC                0 shares
                          BAI                  0 shares
                                       ---------
                                               0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
                          BIATC          684,676 shares
    REPORTING             BAI          1,647,226 shares
                                       ---------
                                       2,126,819 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          BIATC            9,900 shares
                          BAI                  0 shares
                                           -----
                                           9,900 shares

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  CUSIP NO. 038181103               13G                    PAGE 3 OF 6 PAGES
-----------------------                                  ---------------------


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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                    BIATC     801,175 shares
                    BAI     1,647,226 shares
                            ---------
                            2,448,401 shares
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                    BIATC     3.5%
                    BAI       7.3%
                              ----
                             10.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                    BIATC - BK
                    BAI - IA

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a)      Name of Issuer:     Integrated Systems, Inc.


Item 1(b)      Address of Issuer's Principal Executive Offices:

               201 Moffett Park Drive, Sunnyvale, CA 94089

Item 2(a)      Name of Person Filing:

               Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI")

Item 2(b)      Address of Principal Business Office:

               19 South Street
               Baltimore, Maryland 21202

Item 2(c)      Citizenship:

               Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

-----------------------                                  ---------------------
  CUSIP NO. 038181103               13G                    PAGE 4 OF 6 PAGES
-----------------------                                  ---------------------

Item 2(d)      Title of Class of Securities:

               Common Stock of ($0.01 par) of Integrated Systems, Inc.

Item 2(e)      CUSIP Number:

               038181103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) check whether the person filing is a:

                    For BIATC

               (b)  [X] Bank as defined in section 3(a)(6) of the Act

                    For BAI

               (e) [X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4.        Ownership.

               (a) Amount Beneficially Owned:            As of March 31, 1999

                         BIATC          801,175 shares
                         BAI          1,647,226 shares
                                      ---------
                                      2,448,401 shares


               (b)  Percent of Class:

                         BIATC          3.5%
                         BAI            7.3%
                                        ----
                                       10.8%

               (c)  Number of shares as to which each person has:

               (i)  sole power to vote or to direct the vote

                         BIATC          727,875 shares
                         BAI          1,647,226 shares
                                      ---------
                                      2,375,201 shares

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  CUSIP NO. 038181103               13G                    PAGE 5 OF 6 PAGES
-----------------------                                  ---------------------


                    (ii)  shared power to vote or to direct the vote

                              BIATC          0 shares
                              BAI            0 shares
                                        ------
                                             0 shares


                    (iii) sole power to dispose or to direct the disposition
                          of

                              BIATC    684,676 shares
                              BAI    1,647,226 shares
                                     ---------
                                     2,126,819 shares

                    (iv) shared power to dispose or to direct the disposition of

                              BIATC       9900 shares
                              BAI            0 shares
                                     ---------
                                          9900 shares


Item 5.        Ownership of Five Percent or Less of a Class.

                    Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                    Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    Not applicable


Item 8.        Identification and Classification of Members of the Group.


                    Not applicable


Item 9.   NOTICE OF DISSOLUTION OF GROUP.

                    Not applicable

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  CUSIP NO. 038181103               13G                    PAGE 6 OF 6 PAGES
-----------------------                                  ---------------------

Item 10. CERTIFICATION.


       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


       SIGNATURE:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  As of March 31, 1999

       Signature:  Brown Investment Advisory & Trust Company

       By: /S/ Gregg W. Hawes

       Title:  Principal

       Signature:  Brown Advisory Incorporated

       By: /S/ Gregg W. Hawes

       Title:  Principal